EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into between Scott Fairbairn (“Executive”), an individual, and Zeros & Ones, Inc. (“Zeros & Ones”), a Nevada corporation, effective January 1, 2007 (“Effective Date”).  Zeros & Ones and Executive wish to memorialize the terms on which Executive is employed by Zeros & Ones, as described in this Agreement.

1.

Title and Duties.

1.1

Title. Executive shall be employed as Chief Technology Officer of Zeros & Ones, and he shall be a member of Zeros & Ones’ Board of Directors. Executive shall also be employed as Chief Executive Officer of RocketStream Holding Corp. (“RocketStream”).

1.2

Duties.  Subject to the direction and supervision of the Board of Directors and any committees created by the Board, with respect to Zeros & Ones, Executive shall have the general powers and duties of supervision and management usually vested in the Chief Technology Officer of a corporation. Subject to the direction and supervision of the Board of Directors and any committees created by the Board, with respect to RocketStream, Executive shall have the general powers and duties of supervision and management usually vested in the Chief Executive Officer of a corporation.

2.

Compensation

2.1

Salary.  Executive’s salary will be $250,000 per year, less applicable tax and other customary payroll withholdings and deductions. Executive’s salary will be payable every two weeks or twice per month, on such basis as Zeros & Ones’ other salaried personnel generally are paid.

2.2

Performance Bonus. Executive will be eligible to participate in a senior executive bonus plan, providing an opportunity for Executive to earn an additional 50% - 75% of his salary amount as a bonus, to be adopted by the Board and for which other senior executives are similarly eligible.

2.3

Benefits.  Subject to the satisfaction of any general eligibility criteria, Executive will be permitted to participate in such benefits as Zeros & Ones offers to other senior executive officers, subject to the terms of the applicable benefit plan.  Such benefits may include, for example, life, health, dental, accident, disability, or other insurance programs; pension, profit-sharing, 401(k), savings, or other retirement programs; but Zeros & Ones is not obligated by this Agreement to adopt or maintain any particular benefit programs.  Executive shall be entitled to four weeks of vacation per year, exclusive of Zeros & Ones holidays.

2.4

Expense Reimbursement. Zeros & Ones will pay directly or advance funds to or reimburse Executive for reasonable travel and other business expenses incurred by him in connection with the performance of services under this Agreement in accordance with Zeros & Ones’ general policies applicable to its other senior executives, as those policies may be amended from time to time, upon presentation of expense statements or vouchers or such other supporting information as Zeros & Ones may reasonably request.

3.

Term and Termination of Employment

3.1

Term.  The initial term of Executive’s employment will be for two years from the Effective Date.  Unless Zeros & Ones gives written notice to Executive not less than one year prior to the expiration of the employment term, commencing on the date one year prior to such scheduled expiration, the duration of the employment term shall be extended an additional day for each day that passes, so that at any time, unless Zeros & Ones has given written notice of termination, there will be not less than one year remaining in the employment term.

3.2

Early Termination Without Cause.  Notwithstanding Section 3.1, Zeros & Ones may terminate employment under this Agreement at any time, without Cause, provided that it continues nonetheless to compensate Executive for a period of one year following such termination, with salary and benefits under Sections 2.1 and 2.3.  Executive shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.

3.3

Early Termination With Cause.  Notwithstanding Section 3.1 and Section 3.2, Zeros & Ones may terminate employment under this Agreement at any time, for Cause, in which case Executive shall be entitled to no additional cash compensation other than salary and vacation pay accrued through the date of termination, and reimbursement of otherwise allowable expenses incurred or committed prior to the date of termination.

3.4

Death.  The term of employment created by this Agreement shall automatically terminate upon the death of Executive. Upon termination due to death, Zeros & Ones shall pay to Executive’s devisee, legatee, or if there is no such designee, to his estate, the salary, vacation pay and expense reimbursement accrued prior to death and the base pay and (to the extent eligible)  benefits under Sections 2.1 and 2.3 that would have been payable for a period of one year following death.  The devisee, legatee or estate  shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of death.

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Scott Fairbairn – ZROS Employment Agreement

3.5

Resignation Without Good Reason.  Executive may resign at any time, but will use reasonable efforts to give not less than 30 days prior notice of such resignation to Zeros & Ones.  Upon resignation, Executive shall be entitled to no cash compensation other than salary and vacation pay accrued through the effective date of resignation, and reimbursement of otherwise allowable expenses incurred prior to the effective date of the resignation, or committed prior to the date that such resignation is tendered.

3.6

Resignation With Good Reason.  Executive may resign with Good Reason, in which case Zeros & Ones shall continue to compensate Executive for a period of one year following such resignation, with salary and benefits under Sections 2.1 and 2.3.  Executive shall also be entitled to reimbursement of otherwise allowable expenses incurred or committed prior to the date of resignation.

4.

Equity

4.1

Grant.  Zeros & Ones shall grant to Executive as compensation for his services an option to purchase 2,000,000 shares of its Common Stock, at a price of $0.37 per share (the “Option”), the fair market value of the Common Stock of Zeros & Ones as of the date of approval of that option by the Board of Directors. All such shares with respect to the Option will vest as provided in the remainder of this Section 4.  The detailed terms and provisions of the Option shall be governed by a definitive stock option agreement based on the general terms outlined in this Section 4.  Once that stock option agreement has been executed by both Zeros & Ones and Executive, its terms and those of the Zeros & Ones’ stock option plan under which the Option is granted, shall control in place of this Section 4 (except that the provisions of Section 4.8 shall remain in full force and effect unless the issue of registration rights is separately addressed in such stock option documents).

4.2

Ordinary Vesting Schedule. The Option shall vest at the rate of 83,333 shares per month over a 24-month period commencing with the Effective Date. On the second anniversary of the Effective Date, 83,341 rather than 83,333 shares shall vest, so that, assuming continued employment through such date, and absent acceleration under the remaining provisions of this Section 4, the Option shall be fully vested on the second anniversary of the Effective Date. The vesting described in this Section 4.2 shall occur only to the extent that Executive continues to provide services to Zeros & Ones (or a successor or affiliate) as an employee or officer (“Services”) at the time of scheduled vesting.

4.3

Accelerated Vesting – Change of Control. In the event that there occurs both (a) a change of control of Zeros & Ones, and (b) either resignation by Executive with Good Reason, or termination of Executive’s employment by Zeros & Ones or its successor, the Option shall vest

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Scott Fairbairn – ZROS Employment Agreement

as to one-half of the stock then otherwise remaining unvested, immediately upon such termination or resignation.

4.4

Accelerated Vesting – Departure of Key Senior Executives. In the event that, prior to the second anniversary of the Effective Date, either Dana Waldman (“Waldman”) or Mark M. Laisure (“Laisure”) resigns from employment with Zeros & Ones without the affirmative consent of the Board of Directors evidenced by a written resolution, the Option will vest immediately with respect to one-half of the shares then remaining unvested.  In the event that, prior to the second anniversary of the Effective Date, both Waldman and Laisure resign from employment with  Zeros & Ones without the affirmative consent of the Board of Directors evidenced by a written resolution, the Option will vest immediately with respect to all of the shares then remaining unvested.

4.5

Accelerated Vesting – Failure to Repay Debt. In the event that  Zeros & Ones fails to pay in full within one year after the Effective Date, half of all amounts owed to Executive on the Effective Date, the Option shall vest immediately as to all the stock then otherwise remaining unvested. In the event that Zeros & Ones fails to pay in full within two years after the Effective Date, all amounts owed to Executive on the Effective Date, the Option will vest immediately with respect to all of the shares then remaining unvested.

4.6

Accelerated Vesting – Good Reason. If an event constituting Good Reason as defined in Section 7.2 occurs with respect to Executive, whether or not a Change in Control has occurred, and whether or not Executive’s employment has come to an end, then the Option will vest immediately with respect to all of the shares then remaining unvested.

4.7

Accelerated Vesting – Death. In the event of Executive’s death, the Option shall vest as to all the stock then remaining unvested, as executable by Executive’s devisee, legatee, or if there is no such designee, his estate.

4.8

Registration Rights.  If Zeros & Ones at any time proposes to register any of  its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Form S-4 or another form not available for registering the shares of Common Stock underlying the Option, Zeros & Ones shall include such shares in such Registration Statement, subject to any cutback required by any underwriter of such offering delivered in writing to Zeros & Ones if and only if Waldman and Laisure are also subject to a similar cutback.  In the event of any assignment of shares issued pursuant to such stock option by Executive, Executive shall be entitled to assign to the recipient of such shares similar piggyback registration rights with respect to such shares, except to the extent the shares may lawfully be sold under Rule 144(k).

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Scott Fairbairn – ZROS Employment Agreement

5.

Company Location.

It is expected that Zeros & Ones' headquarters will be established in Northern California.  The executive team will be expected to spend significant amounts of time meeting at that headquarters, regardless of place of residence.  Executive will not be required to relocate his residence as a condition of employment.  Business travel for attendance at Zeros & Ones meetings will be at the expense of Zeros & Ones.

6.

Indemnification and Insurance.

6.1

Indemnification. Zeros & Ones will enter into a customary form of Director and Officer Indemnification Agreement with Executive.

6.2

Insurance. Zeros & Ones will use commercially reasonable efforts to procure and maintain prudent level of Director and Officer Liability Insurance coverage for Executive.

7.

Definitions

7.1

Cause. “Cause” will exist if Zeros & Ones terminates Executive’s employment for any of the following reasons, as determined by unanimous decision of those members of the Board other than Executive:

(a)

Executive willfully fails to substantially perform his duties or willfully acts in a manner contrary to direction from the Board of Directors, and such willful failure or action is not remedied within ten (10) business days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause;

(b)

Executive engages in willful and serious misconduct that causes material injury to Zeros & Ones; or

(c)

Executive is convicted of or enters a plea of guilty or nolo contendere to a felony.

7.2

Good Reason. “Good Reason” means: (a) a decrease in Executive’s base salary (other than as part of a cost-cutting effort that proportionately affects other senior executive officers and is unanimously approved by the Board of Directors, including Executive); (b) loss of the title of Chief Technology Officer; or (c) if Executive is replaced as Chief Executive Officer

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Scott Fairbairn – ZROS Employment Agreement

of RocketStream, but not if Executive merely loses such title because the position is eliminated.

8.

Miscellaneous

8.1

Notices. All notices, requests, and other communications to any party provided for, under, or made in connection with this Agreement must be in writing and will be effective on the sooner of delivery to, if by personal delivery, or actual receipt by, if by prepaid registered mail, return receipt requested, each of the appropriate recipients.

If to Executive:

Scott Fairbairn

27 West Anapamu Street, #252

Santa Barbara, CA 93101

If to Zeros & Ones:

Board of Directors

Zeros & Ones, Inc.

7119 Sunset Blvd, Suite 318

Los Angeles, CA 90046

8.2

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflict of law principle that might permit or require the application of some other law.

8.3

Integrated Agreement. This Agreement constitutes the entire agreement between the parties with respect to their subject matter and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the parties.

8.4

Amendments and Waivers. This Agreement may not be modified, amended, or terminated, except in writing, signed by both parties. Either party may waive compliance by the other party with any provision of this Agreement only by an instrument in writing similarly executed, provided, however that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

[Signature Page Follows]

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Scott Fairbairn – ZROS Employment Agreement

IN WITNESS HEREOF, Executive has signed this Agreement, and Zeros & Ones has caused this Agreement to be signed by its authorized officer to take effect as of the Effective Date.

/s/ Scott Fairbairn

SCOTT FAIRBAIRN

ZEROS & ONES, INC.

By: /s/ Dana Waldman

Name: Dana Waldman

Title: Chief Executive Officer

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Scott Fairbairn – ZROS Employment Agreement